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Exhibit 11.1

                      COMPUTATION OF NET INCOME PER SHARE
                     (In Thousands, Except Per Share Data)


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                                                                           Six months
                                                            Year ended       ended
                                                           December 31,   December 31,   Years ended      June 30,
                                                               1997           1996           1996           1995
                                                           ------------   ------------   ------------     -------
Earnings
  Income applicable to common stock                             $ 1,792        $    44        $   788     $ 2,506
                                                                =======        =======        =======     =======
Shares
  Weighted average number of shares outstanding                  16,614         16,580         16,383      16,236

Net income per share--basic                                     $  0.11        $     -        $  0.05     $  0.15
                                                                =======        =======        =======     =======

  Additional shares assuming conversion of options                  311            183            405         563
                                                                -------        -------        -------     -------
  Pro forma shares                                               16,925         16,763         16,788      16,799

Net income per share--diluted                                   $  0.11        $     -        $  0.05     $  0.15
                                                                =======        =======        =======     =======
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